EXHIBIT 4

                           WARRANT & OPTION AGREEMENTS
                           (To be filed by Amendment)

4.1        Warrant Agreement:

           o  Ben Adler
           o  Dr. Sheila Nagar
           o  Eugene Friedman
           o  Howard Schraub
           o  Julian Herskowitz
           o  Philip Gaines
           o  Ronald Nash
           o  Stanley Katz

4.2        Warrant Agreement:

           o  Alan Gibstein
           o  Cindy & Neil Doljin
           o  James Copeland/Leslie Inestments
           o  Jeff Levine
           o  Marvin D. Taylor
           o  Norman Swenson
           o  Quintin Villa
           o  Rona Gibstein

4.3        Warrant Agreement:
           o  Elliot Smith
           o  Gregg Smith
           o  Ken Rickel
           o  Patricia Oppito
           o  Roni Rogan
           o  Raquel Schraub
           o  Ronald Nash

4.4        Warrant Agreement:
           o  Alexander Gancia
           o  Corporate Builders, LP
           o  Rene Eichenberger

4.5        Warrant Agreement - Mirkin & Woolf, P.A.

4.6        Warrant Agreement - J.W. Genesis Financial Services Capital Markets

4.7        Warrant Agreement - Sands Brothers & Co.

4.8        Warrant Agreement - Southeast Research Partners

4.9        Warrant Agreement:
           o  Dominion Capital Fund
           o  Sovereign Partners Limited Partnership
           o  Zakeni Limited

4.10       Warrant Agreement - Isaac Winehouse

4.11       Warrant Agreement - Sholom Weiss

4.12       Option Agreement - State Street

4.13       Debenture Agreement (for Underlying Shares):
           o  Dominion Capital Fund
           o  Sovereign Partners Limited Partnership
           o  Zakeni Limited

4.14       Option Agreement - Jean Johnstone

4.15       Consulting Agreement - Robert Segarra


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